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                        [VINSON & ELKINS L.L.P. LETTERHEAD]



                                                                     EXHIBIT 8.1


(713)  758-1050                                                   (713) 615-5774

                               February 13, 1998


BMC Software, Inc.
2101 City West Blvd.
Houston, Texas 77042-2427

Gentlemen:

         You have requested our opinion regarding certain income tax consequences under the Internal Revenue Code of 1986, as amended (the "Code") of the proposed merger (the "Merger") of Ranger Acquisition Corp. ("Merger Sub"), a direct, wholly owned subsidiary of BMC Software, Inc. ("BMC"), with and into BGS Systems, Inc. ("BGS") pursuant to the Agreement and Plan of Reorganization, and the related Plan and Agreement of Merger, each dated as of January 31, 1998 (together, the "Merger Agreement").--1

         Our opinion is based upon (i) the Merger Agreement, (ii) the facts set forth in the Registration Statement filed with the Securities and Exchange Commission with respect to the Merger (the "Registration Statement"), (iii) the representations as to the existence of certain facts set forth in Officer's Certificates of BMC dated February 13, 1998 (the "Representations"), and (iv) current provisions of the Code, existing regulations thereunder, current administrative rulings of the Internal Revenue Service and court decisions. Based thereupon, and conditioned upon our understanding that the transactions contemplated by the Merger Agreement will be carried out strictly in accordance with the terms of the Merger Agreement and that there are no other relevant agreements, arrangements, or understandings among any of BMC, Merger Sub, BGS or the stockholders of BGS other than those described or referenced in the Merger Agreement or the Registration Statement, it is our opinion that:

                 (i) the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code;

                 (ii) each of BMC, Merger Sub and BGS will be a party to the reorganization within the meaning of section 368(b) of the Code; and



__________________________________

         1--Capitalized terms used but not defined herein have the meanings ascribed to them in the Merger Agreement.
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BMC Software, Inc.
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February 13, 1998



                 (iii) no gain or loss will be recognized by BMC, Merger Sub or BGS by reason of the Merger.

         In addition, in our opinion the description of the material federal income tax consequences of the Merger set forth under the heading "The Merger -- Certain Federal Income Tax Consequences" in the Registration Statement is accurate and complete in all material respects and such discussion represents our opinion.

         We express no opinion as to the tax treatment of the Merger under the provisions of any other sections of the Code which also may be applicable thereto or to the tax treatment of any conditions existing at the time of, or effects resulting from, any transactions that are not specifically addressed in the foregoing opinion.

         We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to our Firm under the headings "The Merger -- Certain Federal Income Tax Consequences" and "Legal Matters" in the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.


                                                  Very truly yours,



                                                  /s/ VINSON & ELKINS L.L.P.